Exhibit 99.1

March 22, 2021

Liberty TripAdvisor Holdings, Inc. Announces Proposed Private Offering of Exchangeable Senior Debentures

ENGLEWOOD, Colo. --(BUSINESS WIRE) -- March 22, 2021 -- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) (NASDAQ: LTRPA, LTRPB) announced today that it intends to offer $300 million aggregate original principal amount of exchangeable senior debentures due 2051 (the “Debentures”), exchangeable for Tripadvisor, Inc. (“TRIP”) common stock, in a private offering (or up to $330 million aggregate original principal amount of Debentures if the initial purchasers for the offering exercise in full the option to purchase additional Debentures expected to be granted to them). The Debentures will be exchangeable at the option of holders during specified periods. Upon an exchange of Debentures, Liberty TripAdvisor, at its option, may deliver shares of TRIP common stock or the value thereof in cash or a combination of shares of TRIP common stock and cash.

Liberty TripAdvisor intends to use the net proceeds of the offering to fund the cash portion of the purchase price for the repurchase of Liberty TripAdvisor 8% Series A Cumulative Redeemable Preferred Stock (“Preferred Shares”) in a pending private transaction (the “Certares Transaction”) with an affiliate of Certares Management LLC (“Certares”), separately announced today by Liberty TripAdvisor (and to pay fees and expenses related to such transaction) and for other general corporate purposes.

Pursuant to a repurchase agreement with Certares, in the Certares Transaction, among other things, Liberty TripAdvisor expects to repurchase approximately 40% of the Preferred Shares held by Certares, based on the closing price of shares of TRIP common stock on March 19, 2021 and assuming the initial purchasers elect to exercise in full the option to purchase additional Debentures expected to be granted to them. The number of Preferred Shares actually repurchased from Certares will depend upon the closing price of shares of TRIP common stock on the date of pricing of the proposed offering of Debentures and the amount of net proceeds from the proposed Offering (including from the potential exercise of the option expected to be granted to the initial purchasers to purchase additional Debentures). The Certares Transaction is subject to certain conditions and is expected to be completed on or about March 29, 2021 (with a portion of the Preferred Shares to be repurchased following the closing of the initial purchasers’ option to purchase additional Debentures, if exercised).

The offering of the Debentures will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Debentures will be offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Debentures nor shall there be any sale of Debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the intended launch of a private offering of Debentures and the use of proceeds therefrom, the repurchase of Preferred Shares and the timing of the closing of the transaction with Certares. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and Liberty TripAdvisor expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty TripAdvisor’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty TripAdvisor, including its most recent Annual Report on Form 10-K, for risks and uncertainties related to Liberty TripAdvisor which may affect the statements made in this press release.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (NASDAQ: LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor is the world’s largest online travel community, aggregating reviews and opinions from its community of travelers about destinations, accommodations, restaurants and activities throughout the world.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.